QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
DIGIMARC CORPORATION
at
$11.90 NET PER SHARE
(which does not include the value attributable
to the Spin-Off described in the Offer to Purchase)
Pursuant to the Offer to Purchase dated July 3, 2008
by
DOLOMITE ACQUISITION CO.,
a wholly-owned subsidiary of
L-1 IDENTITY SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 1, 2008, UNLESS THE TENDER OFFER IS EXTENDED

July 3, 2008

To our Clients:

         Enclosed for your consideration are the Offer to Purchase, dated July 3, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer (the "Offer") by Dolomite Acquisition Co. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of L-1 Identity Solutions, Inc., a Delaware corporation ("L-1"), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, the "Shares") of Digimarc Corporation, a Delaware corporation ("Digimarc"), at a purchase price of $11.90 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer. The purchase price per Share is subject to adjustment based on the total number of Shares outstanding after giving effect to the exercise of options to purchase Shares on or prior to the Spin-Off Record Date (as defined in the Offer to Purchase). The aggregate purchase price per Share, which does not include the value of the shares of a new public company to be distributed to holders of Shares on the Spin-Off Record Date, is $310,000,000.

         We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

         We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

         Please note carefully the following:

           1.      The offer price for the Offer is $11.90 per Share, net to you in cash, without interest thereon and less any required withholding taxes;

           2.      The Offer is being made for all outstanding Shares;

           3.      The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 1, 2008 unless the Offer is extended by Purchaser;

           4.      The Offer is subject to certain conditions described in Section 16 ("Certain Conditions of the Offer") of the Offer to Purchase; and

           5.      Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare Inc. will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser's purchase of Shares pursuant to the Offer.

         The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated June 29, 2008 (as it may be amended from time to time, the "Merger Agreement"), by and among Digimarc, L-1 and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Digimarc (the "Merger") with Digimarc continuing as the surviving corporation, wholly-owned by L-1. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by L-1 or Purchaser, which Shares will be cancelled and shall cease to exist, or stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive $11.90 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

         Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
DIGIMARC CORPORATION
at
$11.90 NET PER SHARE
(which does not include the value attributable
to the Spin-Off described in the Offer to Purchase)
Pursuant to the Offer to Purchase dated July 3, 2008
by
DOLOMITE ACQUISITION CO.,
a wholly-owned subsidiary of
L-1 IDENTITY SOLUTIONS, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase (the "Offer to Purchase"), dated July 3, 2008, and the related Letter of Transmittal, in connection with the offer (the "Offer") by Dolomite Acquisition Co. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of L-1 Identity Solutions, Inc., a Delaware corporation, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, the "Shares") of Digimarc Corporation, a Delaware corporation, at a purchase price of $11.90 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer. The purchase price per Share is subject to adjustment based on the total number of Shares outstanding after giving effect to the exercise of options to purchase Shares on the Spin-Off Record Date (as defined in the Offer to Purchase). The aggregate purchase price per Share, which does not include the value of the shares of a new public company to be distributed to holders of Shares on the Spin-Off Record Date, is $310,000,000.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        *      Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

Signature(s)
Please Print Names(s)

Address	(Include Zip Code)
Area Code and Telephone No.
Tax Identification or Social Security No.

QuickLinks

  Exhibit (a)(1)(E)